                                                                    EXHIBIT 99.1

                          OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                            ELJER INDUSTRIES, INC.
                                      AT
                             $24.00 NET PER SHARE
                                      BY
                          ZURN ACQUISITION CO., INC.
                           A WHOLLY OWNED SUBSIDIARY
                                      OF
                             ZURN INDUSTRIES, INC.



 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, JANUARY 21, 1997, UNLESS THE OFFER IS EXTENDED



  THE BOARD OF DIRECTORS OF ELJER INDUSTRIES, INC. (THE "COMPANY") HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER DESCRIBED HEREIN IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS (THE "STOCKHOLDERS"), HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS (SUBJECT TO THE LIMITATIONS SET FORTH IN THE MERGER AGREEMENT) THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF THE COMPANY WHICH CONSTITUTES AT LEAST 50.1% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "INTRODUCTION" AND SECTIONS 1 AND 14 OF THIS OFFER TO PURCHASE.

                               ----------------

                                   IMPORTANT

  Any Stockholder desiring to tender all or a portion of that Stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for those Shares to the Depositary along with the Letter of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Any Stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the stockholder wishes to tender such Shares.

  Any Stockholder who desires to tender Shares and whose certificates representing those Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis should tender those Shares by following the procedures for guaranteed delivery set forth in
Section 3 hereof.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

                               ----------------


                     The Dealer Manager for the Offer is:

                         DEUTSCHE MORGAN GRENFELL INC.

December 20, 1996

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 INTRODUCTION............................................................    1
  1. Terms of the Offer.................................................     3
  2. Acceptance for Payment and Payment for Shares......................     4
  3. Procedure for Tendering Shares.....................................     5
  4. Withdrawal Rights..................................................     7
     Certain Federal Income Tax Consequences of the Offer and the
  5.  Merger............................................................     8
  6. Price Range of the Shares; Dividends on the Shares.................     9
  7. Effect of the Offer on the Market for the Shares, Stock Exchange
      Listing
      and Exchange Act Registration, and Margin Securities..............    10
  8. Certain Information Concerning the Company.........................    11
  9. Certain Information Concerning Purchaser and Parent................    13
 10. Source and Amount of Funds.........................................    15
 11. Background of the Offer............................................    16
 12. Purpose of the Offer and the Merger; Plans for the Company; the
      Merger
      Agreement; Other Matters..........................................    19
 13. Dividends and Distributions........................................    32
 14. Certain Conditions of the Offer....................................    33
 15. Certain Legal Matters..............................................    34
 16. Fees and Expenses..................................................    36
 17. Miscellaneous......................................................    36
 SCHEDULE I..............................................................  S-1

To the Holders of Common Stock of
 Eljer Industries, Inc.:

                                 INTRODUCTION

  Zurn Acquisition Co., Inc., a Delaware corporation ("Purchaser"), hereby offers to purchase all of the outstanding shares of common stock, par value $1.00 per share (the "Shares" or the "Common Stock"), of Eljer Industries, Inc., a Delaware corporation (the "Company"), at a purchase price of $24.00 per Share, net to the seller in cash (the "Offer Consideration"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Purchaser is a direct, wholly owned subsidiary of Zurn Industries, Inc., a Pennsylvania corporation ("Parent").

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated December 14, 1996 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each Share (excluding Shares owned, directly or indirectly, by the Company or any of its wholly owned subsidiaries or by Parent, Purchaser or any other wholly owned subsidiary of Parent, and Shares owned by stockholders who have properly exercised their appraisal rights under Delaware law) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted at the Effective Time into the right to receive the Offer Consideration (or any greater amount paid pursuant to the Offer), in cash, without interest and less any required withholding taxes (the "Merger Consideration").

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS (THE "STOCKHOLDERS"), HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS (SUBJECT TO THE LIMITATIONS SET FORTH IN THE MERGER AGREEMENT) THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

  BEAR, STEARNS & CO. INC., THE COMPANY'S FINANCIAL ADVISOR ("BEAR STEARNS"), HAS DELIVERED TO THE COMPANY ITS OPINION THAT THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS IN THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE STOCKHOLDERS. A COPY OF THE WRITTEN OPINION OF BEAR STEARNS IS CONTAINED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON
SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO THE STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST 50.1% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM SHARE CONDITION"). THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14.

  The Company has informed Purchaser that, as of December 13, 1996, 7,153,657 Shares were issued and outstanding, and 761,404 Shares were reserved for issuance to holders of outstanding stock options granted by the Company (the "Options"). At least 3,965,446 Shares must be validly tendered pursuant to the Offer and not withdrawn in order for the Minimum Share Condition to be met.

  The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the Stockholders. Under the

Delaware General Corporation Law (the "DGCL"), the Stockholder vote necessary to approve the Merger must be the affirmative vote of at least a majority of the outstanding Shares, including Shares held by Purchaser and its affiliates. If the Minimum Share Condition is satisfied and Purchaser purchases at least 50.1% of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other Stockholder. If, however, Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other Stockholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 12.

  The Merger Agreement is more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

  Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer or the Merger. Purchaser will pay all charges and expenses of Deutsche Morgan Grenfell Inc., as the Dealer Manager (the "Dealer Manager"), Harris Trust Company of New York, as the depositary (the "Depositary"), and Morrow & Co., Inc., as the information agent (the "Information Agent"), in connection with the Offer. See Section 16.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date. As used in the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, January 21, 1997, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(c)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  In the event that the Offer is not consummated, Purchaser may seek to acquire Shares through open-market purchases, privately negotiated transactions or otherwise, upon such terms and conditions and at such prices as it shall determine, which may be more or less than the Offer Consideration and could be for cash or other consideration.

  The Offer is conditioned upon, among other things, satisfaction of the Minimum Share Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). The Offer is also subject to certain other conditions set forth in Section 14. Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right (but will not be obligated) to waive any or all of the conditions of the Offer. Pursuant to the Merger Agreement, if by the Expiration Date any or all of the conditions to the Offer are not satisfied or waived, Purchaser will extend the Expiration Date for one or more periods not exceeding 60 calendar days (or, if required by the Company in its sole discretion, 120 calendar days) in the aggregate. In addition, the Merger Agreement permits Purchaser to extend the Expiration Date for up to 20 business days after the initial Expiration Date. Subject to the terms of the Merger Agreement and the rights of tendering Stockholders to withdraw their Shares, Purchaser will retain all tendered Shares until the Expiration Date.

  Subject to the terms of the Merger Agreement described above, Purchaser expressly reserves the right, subject to applicable law, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer. Purchaser also expressly reserves the right, subject to applicable law (including applicable rules of the Commission) and to the terms of the Merger Agreement, at any time or from time to time, (i) to delay acceptance for payment of, or payment for, any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in
Section 14, by giving oral or written notice of such delay in payment or termination to the Depositary, and (ii) to waive any conditions or otherwise amend the Offer in any respect, by giving oral or written notice to the Depositary. Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement, otherwise than by issuing a release to the Dow Jones News Service or as otherwise may be required by law. The reservation by Purchaser of the right to delay acceptance for payment of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer. Any delay in acceptance for payment or payment beyond the time permitted by applicable law will be effectuated by an extension of the period of time during which the Offer is open.

  Pursuant to the terms of the Merger Agreement, without the prior written consent of the Company, Purchaser will not (and Parent will cause Purchaser not to) (i) decrease or change the form of consideration payable in the Offer or decrease the number of Shares sought pursuant to the Offer, (ii) change the conditions to the Offer, (iii) impose additional conditions to the Offer, (iv) extend the Expiration Date (except as required by law and except as described in the second preceding paragraph), (v) waive the Minimum Share Condition or (vi) amend any term of the Offer in any manner adverse to holders of Shares; provided, however, that, except as set forth above and subject to applicable legal requirements, Purchaser may waive any other condition to the Offer in its sole discretion; and provided, further, that the Offer may be extended in connection with the increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser will accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

  The Commission has announced that, under its interpretation of Rules 14d-4(c) and 14d-6(d) under the Exchange Act, material changes in the terms of a tender offer or information concerning a tender offer may require that the tender offer be extended so that it remains open a sufficient period of time to allow security holders to consider such material changes or information in deciding whether or not to tender or withdraw their securities. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. If Purchaser decides to increase or, subject to the consent of the Company, to decrease the consideration in the Offer, to make a change in the percentage of Shares sought or to change or waive the Minimum Share Condition and if, at the time that notice of any such change is first published, sent or given to Stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of that notice, the Offer will be extended at least until the expiration of that period of ten business days.

  The Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to the Stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for Shares that are validly tendered and not properly withdrawn on or prior to the Expiration Date, as soon as practicable after the later of the following dates: (i) the Expiration Date and (ii) the date of satisfaction or waiver of all the conditions to the Offer set forth in this Offer to Purchase. Subject to the applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law, government regulation or condition contained therein. See Sections 1 and 14.

  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to the Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal. See Section 3.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined in Section 3) to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that (i) such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to the tendering Stockholders whose Shares shall have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under
Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest accrue on the consideration to be paid for the Shares by Purchaser, regardless of any delay in making such payment.

  If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for the Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Stockholder without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in
Section 3, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay the increased consideration for all of the Shares purchased pursuant to the Offer, whether or not the Shares were tendered prior to the increase in consideration.

3. PROCEDURE FOR TENDERING SHARES

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary on or prior to the Expiration Date or (ii) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in either of the Book-Entry Transfer Facility systems may make book-entry delivery of Shares by causing the applicable Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY OF THE LETTER OF TRANSMITTAL OR SUCH OTHER DOCUMENTS TO THE DEPOSITARY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in either of the Book-Entry Transfer Facility systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a Stockholder wishes to tender Shares pursuant to the Offer and the Stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to be received by the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered if all the following guaranteed delivery procedures are complied with:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser with this Offer to Purchase, is received by the Depositary as provided below prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and all required signature guarantees or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery.

  THE NOTICE OF GUARANTEED DELIVERY MAY BE DELIVERED BY HAND OR TRANSMITTED BY TELEGRAM, FACSIMILE TRANSMISSION OR MAILED TO THE DEPOSITARY AND MUST INCLUDE AN ENDORSEMENT BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN THE NOTICE OF GUARANTEED DELIVERY.

  IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE PRIOR TO THE EXPIRATION DATE.

  THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) the Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees and all other documents required by the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message).

  BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE PAYMENTS MADE TO STOCKHOLDERS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER OR THE MERGER, A STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE OR SHE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL. SEE SECTION 5 BELOW.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive or amend any or all of the conditions of the Offer. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and its instructions) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Appointment as Proxy. By executing a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser as his attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of the Stockholder's rights with respect to the Shares tendered by the Stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the Stockholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the Stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of the Stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Stockholders, or any adjournment or postponement of any such meeting.

  Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of Stockholders then scheduled.

4. WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided in this Offer to Purchase, may also be withdrawn at any time after February 17, 1997. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares, or is unable to purchase or pay for Shares for any reason then, without prejudice to the rights of Purchaser, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

  The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary then, prior to the release of the certificates, the tendering Stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. No withdrawal of Shares will be deemed to have been made properly until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

  The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative rulings and practice. Legislative, judicial or administrative changes or interpretations are subject to change, possibly on a retroactive basis, at any time and could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code (i.e., property held for investment). This discussion does not address all aspects of federal income taxation that may be relevant to a particular Stockholder in light of such Stockholder's personal investment circumstances, or those Stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to Stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a Stockholder.

 Consequences of the Offer and the Merger to Stockholders

  The receipt of the Offer Consideration and the Merger Consideration (and any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a Stockholder will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger or pursuant to the exercise of appraisal rights and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale (or, if applicable, the date of the Merger) the Shares were held for more than one year.

 Backup Tax Withholding

  Under the Code, a Stockholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Stockholder (i) fails to furnish his social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Stockholder should consult with his or her own tax advisor as to his or her qualifications for exemption from withholding and the procedure for obtaining such exemption.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

  According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Company 10-K") and Quarterly Report on Form 10-Q for the quarterly period ended September 29, 1996 (the "Company 10-Q") and information supplied to Purchaser by the Company, the principal trading market for the Shares is the NYSE, and the Shares trade on the NYSE under the symbol "ELJ." The Company has not paid regular cash dividends on the Shares. The following table sets forth, for the periods indicated, the high and low sale prices per Share reported by the NYSE Composite Reporting System.

                                                                 HIGH     LOW
                                                               -------- -------
      1994:
       First Quarter.......................................... $  9 1/4 $ 6 5/8
       Second Quarter.........................................    8 1/2   5 7/8
       Third Quarter..........................................    8 1/2   6 1/2
       Fourth Quarter.........................................    7 3/4   5 1/8
      1995:
       First Quarter.......................................... $  6 3/4 $ 4 1/8
       Second Quarter.........................................    6 1/2    5
       Third Quarter..........................................    6 1/4   4 5/8
       Fourth Quarter.........................................    12      3 3/4
      1996:
       First Quarter.......................................... $ 11 1/4 $ 8 1/2
       Second Quarter.........................................   12 7/8   9 5/8
       Third Quarter..........................................    11      8 5/8
       Fourth Quarter (through December 13)...................   14 1/8   9 3/4

  On December 13, 1996, the last full trading day before the public announcement of Purchaser's intention to acquire the Shares, the last reported sale price on the NYSE was $13.50 per Share. On December 19, 1996, the last full trading day before the commencement of the Offer, the last reported sale price on the NYSE was $23.50 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION, AND MARGIN SECURITIES.

  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Consideration.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may, therefore, be delisted from such exchange. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly-held Shares (excluding Shares held by officers, directors, their immediate families and other concentrated holdings of 10% or more) were less than 600,000, there were fewer than 1,200 holders of at least 100 shares or the aggregate market value of the publicly-held Shares were less than $5 million.

  The Company has advised that, as of December 13, 1996, there were 7,153,657 Shares issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares (which Purchaser intends to cause the Company to seek if it acquires control of the Company and the Shares no longer meet the NYSE listing requirements), it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the Nasdaq Stock Market, Inc.'s National Market ("NASDAQ") or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  The Shares are currently registered under Section 12(b) of the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a stockholders' meeting and the related requirement of an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities," or eligible for listing or NASDAQ reporting. Purchaser intends to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Delaware corporation with its principal executive offices located at 17120 Dallas Parkway, Dallas, Texas 75248. According to the Company 10-K, the Company, through its subsidiaries, is a leading manufacturer of high quality building products for residential construction, commercial construction and repair and remodeling markets. The Company manufactures and markets plumbing and heating, ventilating and air conditioning ("HVAC") products in North America and HVAC products in Europe. The Company markets its products through wholesale distribution channels and, in North America, directly to building products retailers.

  United States Brass Corporation, an indirect wholly owned subsidiary of the Company ("US Brass"), filed a voluntary petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Texas on May 23, 1994.

  Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the Company 10-K and the Company 10-Q. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies should be obtainable in the manner set forth below under "Available Information."

                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                NINE MONTHS ENDED           FISCAL YEAR*
                              ---------------------- ---------------------------
                              SEPTEMBER 29, OCTOBER
                                  1996      1, 1995    1995     1994      1993
                              ------------- -------- -------- --------  --------
                                   (UNAUDITED)
Net sales...................    $290,370    $294,223 $397,386 $406,063  $387,562
Cost of sales...............     213,124     219,279  295,180  293,365   278,374
Selling and administrative
expenses....................      56,373      56,098   73,670   81,767    80,902
Income from operations......      21,509      14,378   21,262      269    21,071
Interest expense............       9,231      11,467   14,982   12,662    14,647
Income (loss) before income
taxes.......................      12,907       3,020    6,755  (12,397)    6,437
Net income (loss)...........      10,328       2,434    4,889  (12,224)    3,898
Net income (loss) per share.        1.43        0.34     0.69    (1.72)     0.55

--------
* Fiscal years 1995, 1994 and 1993 ended on December 31, 1995, January 1, 1995 and January 2, 1994, respectively.

CONSOLIDATED BALANCE SHEET DATA:

                                                                           AT
                                                                        JANUARY
                         AT SEPTEMBER 29, AT OCTOBER 1, AT DECEMBER 31,    1,
                               1996           1995           1995         1995
                         ---------------- ------------- --------------- --------
                                  (UNAUDITED)
Total assets............     $244,117       $251,543       $252,287     $257,057
Total liabilities.......      268,816        287,747        286,745      296,636
Shareholders' equity
(deficit)...............      (24,699)       (36,204)       (34,458)     (39,579)

  Certain Company Projections. During the course of discussions among Parent, Purchaser and the Company that led to the execution of the Merger Agreement (see Section 11 below), the Company provided Purchaser and Parent with certain non-public business and financial information about the Company. The information included a profit and loss statement which projected for the Company and its subsidiaries, on a consolidated basis, (i) for the fiscal year ending December 29, 1996, (A) net sales of approximately $399.5 million, (B) gross profit of approximately $107.2 million, (C) net operating income of approximately $29.3 million, (D) net income of approximately $12.4 million, (E) earnings before interest, taxes, depreciation and amortization ("EBITDA") of approximately $37.1 million and (F) earnings per share of approximately $1.72; (ii) for the fiscal year ending December 28, 1997, (A) net sales of approximately $430.2 million, (B) gross profit of approximately $123.5 million, (C) net operating income of approximately $43.1 million, (D) net income of approximately $26.1 million, (E) EBITDA of approximately $52.0 million and (F) earnings per share of approximately $3.62 ($3.33 assuming the issuance of Shares as contemplated by the Third Amended Plan of Reorganization proposed by US Brass and the Company (the "Bankruptcy Plan")); (iii) for the fiscal year ending January 3, 1999, (A) net sales of approximately $453.0 million, (B) gross profit of approximately $133.5 million, (C) net operating income of approximately $51.2 million, (D) net income of approximately $34.3 million, (E) EBITDA of approximately $61.2 million and (F) earnings per share of approximately $4.77 ($4.06 assuming the issuance of Shares as contemplated by the Bankruptcy Plan); and (iv) for the fiscal year ending January 2, 2000, (A) net sales of approximately $473.6 million, (B) gross profit of approximately $138.4 million, (C) net operating income of approximately $53.5 million, (D) net income of approximately $37.6 million, (E) EBITDA of approximately $64.0 million, and (F) earnings per share of approximately $5.23 ($4.45 assuming the issuance of Shares as contemplated by the Bankruptcy Plan). The profit and loss statements for fiscal year 1996, 1997, 1998 and 1999 assume an effective tax rate of 24.9%, 10.6%, 10.6% and 11.6%, respectively.

  The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided by the Company to Purchaser and Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. None of the Company, Purchaser or Parent or their respective financial advisors or any of their respective directors or officers assumes any responsibility for the accuracy of any of the projections. The Company has advised Purchaser and Parent that the Company's internal financial forecasts (upon which the projections provided to Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and are based on certain assumptions relating to the implementation of certain programs and initiatives which may or may not be implemented or, if implemented, may not produce the results assumed by management in the preparation of its internal financial forecasts. As a result of the foregoing, the projections provided to Parent and included herein are susceptible to interpretation and periodic revision based on actual experience and business developments. In addition, the estimates and assumptions underlying the projections are inherently subject to significant economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately and are beyond the Company's, Purchaser's and Parent's control, and there can be no assurance that the projected results will be realized. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those projected.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, the Company files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of those persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or through the Commission's Website (http://www.sec.gov). Such material can also be obtained at the office of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents on file with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that any such information is untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

  Purchaser, a Delaware corporation, was organized to acquire all of the Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned directly by Parent. The principal executive offices of Purchaser are located at One Zurn Place, Erie, Pennsylvania 16505.

  Parent is a Pennsylvania corporation, with its principal executive offices located at One Zurn Place, Erie, Pennsylvania 16505. According to Parent's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (the "Parent 10-K"), Parent, together with its subsidiaries, designs, constructs, manufactures, markets and operates in two industry segments: Water Control and Power Systems. In October 1996, Parent announced its intent to sell its Power Systems businesses and, as a result, Parent's dominant continuing operations are those of the Water Control segment.

  The Water Control segment includes products such as plumbing products (including roof, floor, and trench drains, backwater valves recovery systems, flush valves, shower heads, faucets and hand dryers for commercial, industrial and institutional applications), tubular brass and plumbing supplies, residential, commercial, and industrial pressure reducing and regulating valves, construction of water resource and treatment systems, and automatic interior fire protection sprinkler systems.

  Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries, partially excerpted from the Parent 10-K and Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 (the "Parent 10-Q"). More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information (including any related notes) contained therein. The Parent 10-K and the Parent 10-Q are incorporated herein by reference. Such reports and other documents should be available for inspection and copies should be obtainable from the offices of the Commission in the same manner as set forth under "Available Information" in Section 8 above.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                               SIX MONTHS ENDED
                                 SEPTEMBER 30,        YEAR ENDED MARCH 31,
                               ------------------  ----------------------------
                                 1996      1995      1996      1995      1994
                               --------  --------  --------  --------  --------
                                  (UNAUDITED)
Net sales....................  $164,073  $130,343  $421,539  $395,233  $709,225
Cost of sales................   118,487    91,775   331,942   312,537   611,014
Marketing and administration.    28,959    25,708    70,194    64,517    62,019
Interest income..............    (1,541)   (1,682)   (3,368)   (5,035)   (5,035)
Interest expense.............       651     1,999     3,496     3,859     3,128
Other income.................    (1,628)   (1,590)   (2,559)   (1,303)   (1,351)
Continuing operations income
 (loss) before
 income taxes................    19,145    14,133    26,428    21,849   (11,389)
Net income (loss)............     3,491     8,724    16,670     9,324   (13,876)
Earnings (loss) per share:
 Continuing operations.......      0.97      0.70      1.41      1.24     (0.49)
 Net income (loss)...........      0.28      0.71      1.35      0.76     (1.12)

CONSOLIDATED BALANCE SHEET DATA:

                                            AT SEPTEMBER 30,    AT MARCH 31,
                                            ----------------- -----------------
                                              1996     1995     1996     1995
                                            -------- -------- -------- --------
                                               (UNAUDITED)
Working capital............................ $180,197 $158,256 $173,836 $155,535
Total assets...............................  341,195  417,051  394,647  414,696
Total current liabilities..................   58,781  138,227  113,158  142,844
Long-term obligations......................    6,403    9,002    6,711    9,525
Retirement obligations.....................   43,869   43,679   43,823   43,397
Shareholders' equity.......................  232,142  226,143  230,955  218,930
Dividends paid.............................    2,470    3,950    6,415   10,888
Dividends paid per share...................     0.20     0.32     0.52     0.88
Dividends declared per share...............     0.20     0.20     0.40     0.88

  Except as set forth in this Offer to Purchase, none of Parent, Purchaser or any of their respective subsidiaries (collectively, the "Purchaser Entities"), or, to the knowledge of any of the Purchaser Entities, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser Entities, or, to the knowledge of any of the Purchaser Entities, any of the persons listed in Schedule I, has had, since January 4, 1993, any transactions with the Company or any of its affiliates that would be required to be disclosed in the Schedule 14D-1. Except as set forth in this Offer to Purchase, since January 4, 1993, there have been no contacts, negotiations or transactions between the Purchaser Entities or, to the knowledge of any of the Purchaser Entities, any of the persons listed in
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, none of the Purchaser Entities or, to the knowledge of any of the Purchaser Entities, any of the persons listed in Schedule I, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

10. SOURCE AND AMOUNT OF FUNDS

  Source and Amount of Funds. The aggregate amount of funds required by the Purchaser to pay the aggregate purchase price to be paid pursuant to the Offer and the Merger is estimated to be approximately $200 million. These funds are expected to be provided to the Purchaser in the form of capital contributions or advances made by Parent. Parent plans to obtain the funds for such capital contributions or advances from its available cash and working capital and through loans from a group of banks (the "Banks") from which Parent has obtained written financing commitments (the "Commitments").

  Pursuant to the Commitments, Parent expects to obtain senior financing of up to $250 million (the "Senior Financing") to finance a portion of the aggregate purchase price to be paid pursuant to the Offer and the Merger, to refinance certain existing indebtedness of Parent and the Company and the Company's subsidiaries, to pay related costs and expenses and to provide for ongoing working capital and funds for general corporate purposes.

  The Commitments contemplate that the Banks will provide three separate facilities to Parent consisting of : (i) a term facility (the "AT Facility") of up to $90 million; (ii) a term facility (the "RT Facility") of up to $110 million (the AT Facility, together with the RT Facility, being the "Term Facilities"); and (iii) a revolving facility (the "Revolving Facility") of up to $50 million (the Revolving Facility, together with the Term Facilities, being the "Facilities"). Loans under the AT Facility will be used to finance a portion of the cash payments required to consummate the Offer and the Merger and to pay related costs and expenses. Loans under the RT Facility will be used to refinance certain existing indebtedness of the Company and its subsidiaries. Loans under the Revolving Facility will be used for working capital and general corporate purposes.

  The Term Facilities will mature on the sixth anniversary of the "Closing Date," which is the initial borrowing date of the term portion of the Senior Financing, subject to quarterly amortization to be determined. The Revolving Facility will terminate on the sixth anniversary of the Closing Date.

  At the option of Parent, the loans will bear interest at (i) the Base Rate plus the Applicable Margin; or (ii) the Eurodollar Rate plus the Applicable Margin for 1, 2, 3 or 6 month interest periods; provided that Eurodollar loans will not be available until the Syndication Date has been reached. The Syndication Date is the earlier of 60 days after the Closing Date and the date on which the agent determines that the primary syndication has been completed. The Base Rate is defined as the higher of an announced prime rate and the federal funds rate + 1/2 of 1%. The Applicable Margin initially will be 1% for Base Rate loans and 2% for Eurodollar loans, and will be reduced in certain circumstances.

  Interest in respect of Base Rate loans will be payable quarterly in arrears on the last business day of each fiscal quarter. Interest on Eurodollar loans will be payable at the end of the applicable interest period, but not less frequently than quarterly. All interest and fees will be calculated on the basis of the number of actual days elapsed in a 360-day year. Upon any default in payment, overdue loans and other overdue amounts will bear interest at 2% above the otherwise applicable rate.

  The Commitments contemplate the payment of fees on account of any unused portion of the Revolving Facility and the Term Facilities. Such fees will initially equal .375% of such unused portions payable quarterly in arrears. The amount of such fees are subject to reduction in certain circumstances.

  Loans under the Term Facilities must be mandatorily repaid and thereafter the Revolving Facility will be mandatorily reduced as a result of (i) asset sales (with certain exceptions and certain reinvestments in the business to be permitted), (ii) certain debt incurrences, (iii) certain equity issuances, and
(iv) annual excess cash flow to be specified in the credit documentation. Loans may be voluntarily repaid at any time upon appropriate notice, subject in all cases to breakage costs if Eurodollar loans are prepaid other than on the last day of the applicable interest period.

  Obligations (a) under the AT Facility and the Revolving Facility will be guaranteed (i) prior to the consummation of the Merger, by each direct and indirect domestic subsidiary of Parent (including the Purchaser but excluding the Company and its subsidiaries) and (ii) after the consummation of the Merger, by each direct and indirect subsidiary of Parent and (b) under the RT Facility will be guaranteed by Parent and each domestic subsidiary of Parent that is not a borrower under the RT Facility.

  Obligations under the Facilities will be secured by (i) a pledge of 100% (65% in the case of the capital stock of a foreign subsidiary) of the stock of all subsidiaries held by a borrower or any guarantor (including prior to the consummation of the Merger, the capital stock of the Company owned by Parent or Purchaser, which pledge will be structured to satisfy the requirements of Regulation U promulgated under the Exchange Act) and (ii) all other unencumbered tangible and intangible assets of such borrowers and guarantors.

  The Commitments are subject to, among other things, (a) the negotiation, execution and delivery of definitive documentation, (b) there not having occurred any material adverse change in the business, assets, liabilities, operations, condition (financial or otherwise) or prospects of Parent and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole since March 31, 1996 and December 31, 1995, respectively, (c) the absence of a material adverse change occurring in the financial markets which has a material adverse effect on the syndication of Senior Financing, (d) the full amount of the Senior Financing having been committed to by the participants therein, (e) there being no inaccuracy in any representation or warranty contained in the definitive documentation providing for the Facilities, (f) Purchaser acquiring, pursuant to the Offer, such number of Shares as is sufficient to permit Purchaser to cause the Merger to be consummated without the requirement of any other affirmative votes, (g) all governmental and third-party approvals necessary to consummate the Offer and the Merger being obtained, (h) the Banks' receipt of satisfactory opinions of counsel relating to the transactions contemplated by the Commitments, (i) there being no pending or threatened litigation by any entity with respect to the Senior Financing or which could have a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or prospects of Parent and its subsidiaries taken as a whole or of the Company and its subsidiaries (other than US Brass) taken as a whole, (j) the Banks' receipt of a satisfactory solvency opinion, (k) the Banks' receipt of a satisfactory environmental and hazardous substances analysis and (l) there being, after giving effect to the initial borrowings and to the full use of the RT Facility, no indebtedness for borrowed money of, or guaranteed by, the Company and its subsidiaries outstanding other than indebtedness to the Banks under the RT Facility and such other indebtedness, if any, as is satisfactory to the Banks. The definitive documentation providing for the Facilities is expected to contain customary and other appropriate representations, warranties, conditions, covenants and events of defaults.

  The foregoing summary is qualified in its entirety by reference to the text of the letters evidencing the Commitments, copies of which are filed as exhibits to the Schedule 14D-1 and incorporated in this Offer to Purchase by reference and may be inspected in the same manner as set forth under "Available Information" in Section 8 above. If and when the definitive documentation providing for the Facilities is executed, copies will be filed with the Commission. Because the procurement of the Facilities is subject to, among other things, the negotiation, execution and delivery of definitive documentation on terms satisfactory to the Banks, there can be no assurance that the terms described above will be the actual or only terms of the Facilities.

  Although no definitive plan or arrangement for repayment of borrowings under the Facilities has been made, Parent expects that it will repay any amounts borrowed with cash flow from operations and internally generated funds (including, if the Merger is consummated, those of the Company) and from other sources which may include the proceeds from future public or private sales of debt or equity securities. The sources for repayment of such borrowings will also depend upon Parent's review from time to time of the advisability of certain actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Parent may deem appropriate.

11. BACKGROUND OF THE OFFER

  Over the course of the last twelve months, the Company has from time to time received inquiries from interested parties as to the Company's interest in a merger or other business combination transaction. During this time, the Company began discussions with its historical financial advisor, Bear Stearns, as to the proper response to these inquiries.

  During June and July 1996, a broker representing Parent discussed with certain members of the Company's senior management the Company's interest in pursuing a business combination transaction with Parent. The Company's management indicated that the Company was not for sale, although management of the Company indicated that it would be open to additional discussions with Parent.

  In early August 1996, Robert R. Womack, the Chairman and Chief Executive Officer of Parent, requested a meeting with senior management of the Company. On August 12, 1996, Mr. Womack met with Scott G. Arbuckle, the Chairman and Chief Executive Officer of the Company. At this meeting, which was also attended by other members of senior management of the Company, the Company and Parent shared general information regarding their respective businesses and operations.

  Immediately following the August 12, 1996 meeting, the Company met with representatives of Bear Stearns to discuss the formal retention of Bear Stearns to analyze strategic alternatives, as well as to assist the Company with responses to continuing inquiries from potential suitors. On August 19, 1996, the Company formally retained Bear Stearns to act as its exclusive financial advisor in connection with a broad based financial and business analysis of strategic alternatives in order to make recommendations to the Board of Directors of the Company regarding ways to maximize shareholder value.

  On August 20, 1996, the Board of Directors of the Company held a regularly scheduled meeting, at which representatives of Bear Stearns were present. Senior management of the Company briefed the Board regarding the August 12, 1996 meeting with representatives of Parent, and indicated to the Board that there could be a basis for a transaction with Parent. The Board reminded management that the Company was not for sale, but that management could continue discussions with Parent and other interested parties with respect to a possible business combination transaction, provided the Company obtained a confidentiality agreement from Parent and any such interested parties. On August 21, 1996, Parent and the Company entered into a confidentiality and standstill agreement.

  In late August, Parent and its counsel began a due diligence examination of US Brass. This examination continued through early December. During this period, Parent retained Deutsche Morgan Grenfell Inc. ("DMG") to assist in pursuing discussions with the Company.

  On September 8, 1996, in advance of a scheduled September 9, 1996 meeting, Mr. Womack travelled to Dallas to meet with Mr. Arbuckle to discuss further their respective companies and to define an approach to further discussions. The next day, members of senior management of both the Company and Parent, together with representatives from their respective financial advisors, met in Dallas to discuss in more detail the respective businesses and to attempt to identify and define potential areas of synergy that could be developed between the two companies. In addition, management of the Company reviewed with Parent the Company's projected financial results for the then current quarter ending September 29, 1996.

  In mid-September 1996, DMG provided to Bear Stearns a due diligence request, which was forwarded to the Company. Thereafter and continuing through November 1996, the Company provided various materials to Parent and its advisors in response to the due diligence request. In addition, during this period further discussions were held among the inside and outside legal advisors to the Company and Parent with respect to US Brass. Management of the Company and Parent also had discussions during this period regarding various operational and financial issues.

  On October 6, 1996, Mr. Womack met with Mr. Arbuckle in Dallas to further discuss strategies for a possible business combination. Representatives of DMG and Bear Stearns also attended this meeting. On October 7, 1996, Mr. Womack and representatives of Parent met with Mr. Arbuckle and representatives of the Company. At this meeting the Company discussed a number of topics related to its business, including its projected 1996 financial results and the status of the US Brass bankruptcy proceedings. The Company provided Parent with copies of the Company's internal projections for fiscal year 1996 and the next three fiscal years. During the course of this meeting, the Company's representatives indicated that a price per Share in excess of $20.00 would be required in order for the Company to have any interest in continuing discussions.

  At the Company's next regularly scheduled Board meeting, which was held on October 15, 1996, members of management reported to the Board regarding their further discussions with Parent. The Board considered and approved the three year plan that was provided to Parent at the October 6, 1996 meeting, and the Board discussed the advisability of selling the Company. The Board also directed Bear Stearns to talk with parties that had previously made inquiries with respect to a possible business combination transaction.

  On October 28, 1996, a regular meeting of the Board of Directors of Parent was convened. At this meeting, the Board authorized Parent's management to pursue further discussions with the Company and to continue the due diligence effort. On the next day, Mr. Womack met with Mr. Arbuckle to discuss the general terms of a merger transaction between Parent and the Company.

  On November 1, 1996 and November 5, 1996, respectively, members of senior management of the Company met in Dallas with members of management from two other parties potentially interested in exploring a business combination with the Company. Confidentiality agreements had previously been entered into with each of these parties. At these meetings, the Company and the other parties shared information with respect to their respective businesses and operations and discussed potential synergies.

  In early November 1996, the confidentiality agreement between Parent and the Company was amended to permit Parent and the Company to pursue discussions with their respective lenders concerning the transaction. During this period, Parent held meetings with its bank group and its counsel to discuss the prospective merger and the necessary financing.

  On November 13, 1996, a meeting of the Company's Executive Committee was held, at which Mr. Arbuckle and Bear Stearns provided an update on the status of the Company's discussions with Parent. In addition, Mr. Arbuckle advised the Executive Committee of the Company's early November meetings with two other interested parties, and updated them on the status of those discussions.

  On November 19, 1996, DMG delivered a term sheet to Bear Stearns outlining certain terms of the proposed transaction. The term sheet did not indicate a price, but did address, among other things, a joint marketing agreement, a termination/expense reimbursement provision and various employee benefit issues. Later that day, Bear Stearns advised DMG that one of the other interested parties had expressed a willingness to pay approximately $22 per Share. On November 25, 1996, Mr. Arbuckle telephoned Mr. Womack to discuss the term sheet.

  On November 27, 1996, Parent's legal counsel submitted a draft merger agreement to the Company and its counsel outlining the proposed terms, other than price, of the proposed transaction.

  On December 3, 1996, after additional discussions with one of the other interested parties, Bear Stearns advised Mr. Womack that it believed that a price of $24 per Share would be required in order for the transaction to gain the support of the Company's management.

  On December 4, 1996, counsel to the Company provided comments to the proposed merger agreement to Parent and the Board of Directors of the Company. Shortly thereafter, Parent completed its environmental, tax and accounting due diligence effort in respect of the Company.

  On December 9, 1996, a meeting of the Board of Directors of Parent was convened. During this meeting, Parent's Board approved a merger transaction with the Company in which Stockholders would receive $24 per Share payable in cash.

  On December 10, 1996, a telephonic meeting of the Company's Executive Committee was held, at which Bear Stearns and the Company's legal counsel were present. At the meeting, Mr. Arbuckle reported that Parent's board had approved a transaction at $24 per share, subject to negotiation of a definitive agreement. Mr. Arbuckle reported that a meeting was scheduled for the next day in Dallas to negotiate the terms of a merger agreement, and that a Board meeting would be called for December 14, 1996 to discuss approval of a transaction (to the extent the parties could agree on the terms over the next couple of days).

  On December 11, 1996, members of senior management of the Company and Parent, together with their respective financial and legal advisors, met in Dallas to discuss the terms of the proposed merger agreement. By the end of the day, the parties had negotiated the principal terms of a proposed merger agreement, whereby the Parent would acquire the Company in a tender offer. Under the terms of the proposed merger agreement, Parent would cause a newly formed subsidiary to merge with the Company following the tender offer, with the Company surviving the merger. A substantially final draft of the proposed merger agreement was distributed on December 11, 1996 to the Company's Board of Directors, the Company and Parent (and to their respective representatives).

  On December 14, 1996, Parent delivered to the Company a firm offer of $24 per Share based on the proposed merger agreement and a meeting of the Board of Directors of the Company was convened. During the meeting, the Company's Board of Directors received the oral opinion of Bear Stearns that, based upon and subject to certain matters identified by Bear Stearns, the consideration to be received by the Stockholders in the Offer and the Merger was fair, from a financial point of view, to the Stockholders. The Company's Board was also advised that the other interested parties had declined to pursue further discussions with the Company in view of the price offered by Parent. At the conclusion of the meeting, the Board approved the merger agreement subject to a reduction in the proposed termination fee included in the draft merger agreement to $8.5 million. A representative from Bear Stearns thereafter telephoned Mr. Womack to discuss the Board's action. Following discussions, Mr. Womack agreed to the Board's request concerning the termination fee. Later that day, the Merger Agreement was executed and delivered by Parent, Purchaser and the Company.

  On December 16, 1996, Parent and the Company publicly announced the execution of the Merger Agreement.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; OTHER MATTERS

Purpose of the Offer and the Merger

  The purpose of the Offer and the Merger is to enable Purchaser to acquire, in one or more transactions, control of the Company and the entire equity interest in the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the Stockholders to Parent and to provide the Stockholders with cash for all of their Shares.

Plans for the Company

  Following the Merger, the Company will be operated as a subsidiary of Parent. Except as otherwise provided in this Offer to Purchase, Purchaser and Parent have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving the Company or any subsidiary, or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management.

  Parent intends, from time to time after completion of the Offer, to evaluate and review the Company's operations and the potential opportunities for rationalization and the achievement of synergies with Parent's operations, and to consider what, if any, changes would be desirable in light of the results of such evaluations and reviews. After such review, it is possible that Parent might modify its current plans not to dispose of any businesses or assets of the Company and not effect any changes in the Company's operations.

 The Merger Agreement

  The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies obtained from the offices of the Commission in the same manner as set forth in Section 8 above.

  The Offer. The Merger Agreement provides for the commencement of the Offer. Without the prior written consent of the Company, Purchaser has agreed not to (and Parent has agreed to cause Purchaser not to) (i) decrease or change the form of the Offer Consideration or decrease the number of Shares sought pursuant to the Offer, (ii) change the conditions to the Offer, (iii) impose additional conditions to the Offer, (iv) extend the Expiration Date (except
(A) as required by applicable law, (B) that Purchaser may extend the Expiration Date for up to 20 business days after the initial Expiration Date, and (C) that if any condition to the Offer is not satisfied or waived, Purchaser shall extend the Expiration Date for one or more periods not exceeding 60 calendar days (or, if required by the Company in its sole discretion, 120 calendar days) in the aggregate), (v) waive the Minimum Share Condition, or (vi) amend any term of the Offer in any manner adverse to the Stockholders; provided, however, that, except as set forth above and subject to applicable legal requirements, Purchaser may waive any other condition to the Offer in its sole discretion; and provided further that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer to comply with applicable rules and regulations of the Commission.

  Board Representation. The Merger Agreement provides that promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares which represents at least 50.1% of the outstanding Shares (on a fully diluted basis), and from time to time thereafter, (i) Parent shall be entitled to designate such number of directors, rounded up to the next whole number as will give Parent representation on the Board equal to the product of (x) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being the "Board Percentage"), and (ii) the Company will, upon request by Parent, promptly satisfy the Board Percentage by (x) increasing the size of the Board or (y) using reasonable efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board and shall use its best efforts to cause Parent's designees promptly to be so elected, subject in all instances to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Following the election or appointment of Parent's designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Purchaser or waiver of the Company's rights thereunder shall require the concurrence of a majority of the directors of the Company then in office who are directors on the date of the Merger Agreement and who voted to approve the Merger Agreement. The Company is today mailing to the Stockholders a copy of an Information Statement prepared in accordance with Rule 14f-1 promulgated under the Exchange Act, relating to the possible designation by Parent, pursuant to the Merger Agreement, of certain persons to be appointed to the Board other than at a meeting of the Stockholders.

  Consideration to be Paid in the Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, Purchaser will be merged with and into the Company at the Effective Time. In the Merger, each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned, directly or indirectly, by the Company or any of its wholly owned subsidiaries or Shares owned by Parent, Purchaser or any other wholly owned subsidiary of Parent and Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive $24.00 per share, payable to the holder thereof without any interest thereon, less any required withholding taxes, upon surrender and exchange of a certificate representing such Shares. Each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation (as defined in the Merger Agreement), which will thereupon become a wholly owned subsidiary of Parent. Each Share and all other shares of capital stock of the Company that are owned by the Company or any subsidiary of the Company and all Shares owned by Parent, Purchaser or any other subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the certificate of merger.

  Company Stock Options. The Merger Agreement provides that, at the Effective Time, each holder of (i) a then-outstanding option to purchase shares under the Company's Long-Term Executive Incentive Compensation Plan (the "LTIP"), whether or not then exercisable (the "Options"), shall, in settlement thereof, receive for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per Share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as the "Option Consideration"), (ii) any then-outstanding shares of restricted common stock awarded under the LTIP ("Restricted Shares") shall, in settlement thereof, receive for each Restricted Share an amount (subject to any applicable withholding tax) in cash equal to the Merger Consideration (the "Restricted Share Consideration") and (iii) any then-outstanding phantom stock unit under the Eljer Industries, Inc. 1995 Long-Term Incentive Plan (the "Incentive Plan"), whether or not then exercisable (the "Phantom Rights"), shall, in settlement thereof, receive for each Phantom Right an amount (subject to applicable withholding tax) in cash equal to the difference between the Merger Consideration and the Initial Value (as defined in the Incentive Plan) of such Phantom Right to the extent such difference is a positive number (such amount being hereinafter referred to as the "Phantom Right Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration, the Restricted Share Consideration or the Phantom Right Consideration, the Option or the Phantom Right, as the case may be, shall be cancelled and the Restricted Shares shall be surrendered and cancelled. The surrender of an Option, a Restricted Share or a Phantom Right to the Company in exchange for the Option Consideration, the Restricted Share Consideration or the Phantom Right Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option, Restricted Share or Phantom Right. Prior to the Effective Time, the Company has agreed to use its reasonable efforts to obtain all necessary consents or releases from holders of Options, Restricted Shares or Phantom Rights and to take all such other lawful action as may be necessary to give effect to the transactions contemplated by the foregoing described provisions of the Merger Agreement (except for any such action that may require the approval of the Company's stockholders). Except as otherwise agreed to by the parties, (i) the LTIP and the Incentive Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof, shall be canceled as of the Effective Time, and (ii) the Company shall use reasonable best efforts to assure that following the Effective Time no participant in the LTIP, the Incentive Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

  Stockholder Meeting. The Merger Agreement provides that the Company will, as soon as practicable following the acceptance for payment of and payment for Shares by Purchaser in the Offer, duly call, give notice of, convene and hold a meeting of its Stockholders for the purpose of approving the Merger Agreement and the transactions contemplated thereby. In connection with such meeting, if required by applicable law to consummate the Merger, the Company, in consultation with Parent, shall prepare and file with the Commission a preliminary proxy statement, together with a form of proxy or information statement (the "Preliminary Proxy Statement"). The Company has agreed to use its reasonable best efforts to respond to all Commission comments with respect to the Preliminary Proxy Statement and, subject to compliance with the Commission's rules and regulations, to cause such proxy statement to be mailed to the Stockholders at the earliest practicable date.

  If Purchaser, or any other wholly owned subsidiary of Parent, acquires at least 90% of the outstanding Shares in the Offer, at the request of Purchaser, all parties to the Merger Agreement will take all necessary actions to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a meeting of the Stockholders, in accordance with the provisions of the DGCL.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties. These include representations and warranties by the Company with respect to, among other things, (i) organization, standing and power, (ii) capital structure, (iii) authority, no violations, consents and approvals, (iv) Commission documents, (v) information supplied, (vi) compliance with applicable laws, (vii) litigation, (viii) taxes, (ix) pension and benefit plans and ERISA, (x) absence of certain changes and events, (xi) opinion of financial advisor, (xii) vote required,
(xiii) labor matters, (xiv) intangible property, (xv) environmental matters,
(xvi) certain defaults, (xvii) brokerage fees and commissions and (xviii) full disclosure.

  Parent and Purchaser also have made certain representations and warranties with respect to, among other things, (i) organization, standing and power,
(ii) authority, no violations, consents and approvals, (iii) information supplied, (iv) interim operations of Purchaser and (v) financing.

  Conduct of Business Pending the Merger. The Company has agreed that during the period from the date of the Merger Agreement and continuing until the earlier of (i) such time as Parent or Purchaser obtains majority representation on the Board or (ii) the Effective Time (except as expressly contemplated or permitted by the Merger Agreement or by the Bankruptcy Plan, or consented to by Parent in writing) the Company and its subsidiaries will conduct their businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, and will use reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business will not be impaired in any material respect at the Effective Time. The Company has further agreed that during this period it will not, nor will it permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, other than cash dividends or distributions paid by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock, except as provided in the Merger Agreement; (iv) except pursuant to the exercise of Options, grant any options, warrants or rights to purchase Shares or amend or reprice any Option or the LTIP or grant any Phantom Rights or stock appreciation rights; (v) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or series, any Company voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company voting debt or convertible securities other than issuances of Shares as permitted by the Merger Agreement; (vi) amend its or any subsidiary's certificate of incorporation or bylaws (or comparable organizational documents); (vii) acquire or agree to acquire by merger or consolidation or purchase a substantial equity interest in or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
(viii) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets except for dispositions in the ordinary course of business consistent with past practices which are not material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole; (ix) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries; (x) voluntarily take or agree or commit voluntarily to take any action that would make untrue in any material respect any of the representations or warranties contained in the Merger Agreement or cause any of the Company's covenants or conditions to the Merger to not be satisfied in all material respects; (xi) (A) except for normal increases to officers and key employees consistent with past practice, grant any increases in the compensation of any of its directors, officers or key employees, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any existing Company ERISA Plans or Company Benefit Arrangements (both terms as defined in the Merger Agreement) as in effect on the date of the Merger Agreement to any such director, officer or key employee, whether past or present, (C) enter into or materially amend any employment, severance or termination agreement with any such director, officer or key employee, or (D) except as may be required to comply with applicable law, become obligated under any Company ERISA Plan or Company Benefit Arrangements which was not in existence on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of enhancing any benefits thereunder; (xii) except for borrowings in the ordinary course of business under its existing credit facilities or arrangements, assume or incur indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others or enter into any lease or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its subsidiaries in connection with any indebtedness thereof, or enter into any agreement or arrangement to maintain the financial condition of another person; (xiii) take any action, other than in the ordinary course of business consistent with past practice or as required by the Commission or by law, to effect any material change in any of its accounting policies, procedures and practices; or (xiv) make or authorize or permit any of its subsidiaries to make or authorize any capital expenditures in excess of $5,000,000 that is not included in the capital budget furnished to Parent. In addition, the Company has agreed to confer on a regular and frequent basis with Parent, report on operational matters, promptly advise Parent of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect (as defined in the Merger Agreement) on the Company, and promptly furnish Parent (or its counsel) with copies of all filings made by the Company with the Commission or any other state or federal governmental entity in connection with the Merger Agreement and the transactions contemplated thereby.

  Other Agreements. The Company, Purchaser and Parent have agreed to take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Offer, the Merger and the transactions contemplated by the Merger Agreement (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any governmental entity) and promptly to cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or their subsidiaries in connection with the Offer, the Merger and the transactions contemplated by the Merger Agreement. Without limiting the generality or effect of the foregoing, each of the Company, Parent and Purchaser will, and will cause its subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party required to be obtained or made by the Company, Parent or any of their subsidiaries in connection with the Offer, the Merger, the Merger Agreement or the taking of any action contemplated thereby; provided, however, that Parent need not agree with the Department of Justice or any other governmental entity to hold separate, sell or otherwise dispose of any subsidiary of Parent or the Company or assets or properties of any of the foregoing, in each case, which Parent determines, in good faith, would materially affect the value of the acquisition as a whole to Parent.

  No Solicitation. The Merger Agreement provides that from and after the date of the Merger Agreement until the termination of the Merger Agreement, the Company may not, and may not permit any of its subsidiaries, or any of its or their officers, directors, employees, representatives, agents or affiliates, directly or indirectly, to initiate, solicit or facilitate the making of any proposal that constitutes an Acquisition Proposal (as defined below), or to enter into or maintain or continue discussions or negotiate with any person or entity in respect of an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prohibit the Company from (i) furnishing information to, or engaging in discussions or negotiations with, or agreeing to or endorsing an Acquisition Proposal from, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that, (A) the Board, after consultation with legal counsel (who may be the Company's regularly engaged legal counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties under applicable law and (B) the Company (x) provides prior notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form or
(ii) failing to make, withdrawing, modifying or amending its recommendation if there exists an Acquisition Proposal and the Board, after consultation with legal counsel as aforesaid, determines that such action is necessary for the Board to comply with its fiduciary duties under applicable law. The Company must promptly notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any subsidiary or for access to the properties, books or records of the Company or any subsidiary by any person who has informed the Company that such person is considering making, or has made, an Acquisition Proposal, and the Company will keep Parent informed in reasonable detail of the status and details of any such Acquisition Proposal. For purposes of the Merger Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any subsidiary of the Company, or any purchase of all or any significant portion of the assets of the Company or any subsidiary of the Company, or any significant equity interest in the Company or any subsidiary of the Company, other than the transactions contemplated by the Merger Agreement. The Company is not prohibited from taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Stockholders which the Board, after consultation with legal counsel (who may be the Company's regularly engaged legal counsel), determines in good faith is required under applicable law.

  Fees and Expenses. The Merger Agreement provides that, except as described below, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring the expenses. The Company has agreed to pay Purchaser a fee in immediately available funds equal to $8,500,000 upon termination of the Merger Agreement for any of the following reasons (each a "Trigger Event"): (i) the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal other than the transactions contemplated by the Merger Agreement; or (ii) the Board shall have withdrawn, or modified or amended in a manner materially adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger or the Merger Agreement. Also, the costs incurred in connection with printing and mailing proxy materials to the Stockholders of the Company will be borne equally by the Company and Parent.

  Employee Benefits. From and after the Effective Time, Parent has agreed to cause the Surviving Corporation to honor and perform all existing severance agreements between the Company and certain of its officers. In addition, the Company has agreed to make certain amendments to its existing Change-in-Control Severance Plan for salaried, non-contract, non-union employees of the Company. The Merger Agreement also provides that Parent will cause the Surviving Corporation to pay Scott G. Arbuckle, Chairman of the Board and Chief Executive Officer of the Company, on the Closing Date (as defined in the Merger Agreement) all amounts that will be owing to him under his employment agreement and executive severance agreement as a result of the transactions contemplated by the Merger Agreement.

  Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that the Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and Parent and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time),
(i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or to them and the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld). Any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under the Merger Agreement except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. All rights to indemnification under the Merger Agreement, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all such rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

  The Merger Agreement provides that for a period of six years following the Effective Time, Parent shall cause the Surviving Corporation to keep in effect the provisions in its Certificate of Incorporation and Bylaws as of the date of the Merger Agreement providing for exculpation of director and officer liability and indemnification to the fullest extent provided by the DGCL, which provisions shall not be amended, repealed or otherwise modified except as required by applicable law or except for amendments or modifications that would not adversely affect the rights thereunder of any Indemnified Party.

  For a period of six years after the Effective Time, the Surviving Corporation will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

  The indemnification and directors' and officers' insurance provisions of the Merger Agreement are intended to be for the benefit of, and are enforceable by, each Indemnified Party, and each such Indemnified Party's heirs and his personal representatives and are binding on all successors and assigns of Purchaser, the Company and the Surviving Corporation.

  Conditions to the Merger. Pursuant to the Merger Agreement, the obligation of each party to effect the Merger is subject to the satisfaction, prior to the Closing Date, of the following conditions: (i) the Merger Agreement and the Merger shall have been adopted by the affirmative vote of the holders of a majority of the Shares entitled to vote thereon if such vote is required by applicable law; provided, that Parent and Purchaser must vote all Shares purchased pursuant to the Offer in favor of the Merger, (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have terminated or shall have expired, (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, provided, however, that prior to invoking this condition, the party so invoking this condition shall have used its commercially reasonable efforts to have any such Injunction vacated, and (iv) Purchaser shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn, provided, however, that, neither Parent nor Purchaser may invoke this condition if Purchaser has failed to purchase Shares so tendered and not withdrawn in violation of the terms of the Merger Agreement or the Offer.

  The obligations of Parent and Purchaser to effect the Merger are subject to the condition that the Company shall have performed in all material respects all obligations required to be performed by it under the Merger

Agreement on or before the earlier of (i) such time as Parent's designees shall constitute at least a majority of the Company's Board pursuant to the Merger Agreement and (ii) the Closing Date; provided, however, that no failure by the Company to have so performed in all material respects any such obligation shall constitute a failure of satisfaction of the foregoing condition where the Company's failure of performance occurred, and was actually known to Parent, at or prior to the time Parent, Purchaser or any of their affiliates accepted for payment any Shares pursuant to the Offer.

  The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company: (i) the representations and warranties of Parent and Purchaser set forth in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement on or prior to the Closing Date.

  Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent, by: (i) mutual written consent of the Company and Parent, or by mutual action of their respective boards of directors; (ii) the Company, if Purchaser fails to commence the Offer within five business days following the date of the initial public announcement of the Offer; (iii) either the Company or Parent, so long as such party has not materially breached its obligations under the Merger Agreement, if the Merger is not consummated on or before May 15, 1997; provided, that such right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; (iv) the Company or Parent in the event that a Trigger Event has occurred, provided that the Company's right to terminate the Merger Agreement shall be available only if it has paid Purchaser the fee payable upon the occurrence of a Trigger Event under the Merger Agreement; (v) Parent, if the Offer expires or is withdrawn or terminated in accordance with the terms and conditions thereof without any Shares being purchased by Purchaser thereunder by reason of the failure to satisfy any condition to the Offer; (vi) the Company, if the Offer shall have expired or have been withdrawn or terminated without any Shares being purchased by Purchaser on or prior to the 60th (or, if extended as contemplated by the Merger Agreement, the 120th) day after the date of commencement of the Offer; (vii) the Company, if Parent or Purchaser materially breaches any of its respective representations and warranties or covenants contained in the Merger Agreement; or (viii) either the Company or Parent, if any permanent injunction or other order of a court of competent authority preventing the consummation of the Merger shall have become final and nonappealable. In the event of termination of the Merger Agreement by either the Company or Parent as provided therein, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company, or their respective affiliates, officers, directors or shareholders, except: (i) with respect to (A) the Confidentiality Agreement (as defined below), and (B) the termination fee obligation of the Company described above, (ii) to the extent that such termination results from the intentional or willful breach by a party thereto of any of its representations or warranties, or any of its covenants or agreements as set forth in the Merger Agreement, and (iii) with respect to Parent and Purchaser, to the extent that such termination results from Parent and Purchaser not having sufficient cash on hand or financing resources in an aggregate amount sufficient to enable Parent and Purchaser to pay all amounts specified in the Merger Agreement.

  Amendment. Subject to applicable law and the Merger Agreement, the Merger Agreement may be amended, modified or supplemented only by written agreement of Parent, Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained therein; provided, however, that after the Merger Agreement is approved by the Stockholders, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the Stockholders or adversely affect the rights of the Stockholders.

  Assignment. Neither the Merger Agreement nor any of the rights, interests or obligations thereunder may be assigned or delegated by any of the parties thereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign and delegate, in its sole discretion, all (but not less than all) of its rights, interests and obligations thereunder to any newly-formed direct or indirect wholly owned subsidiary of Parent formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and not engaged in any business activities or conducting any operations other than in connection with the transactions contemplated thereby.

  Timing. The exact timing and details for the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Purchaser has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

  Delaware Law. The Board has approved the Merger Agreement and the transactions contemplated by it, including the Offer and the Merger, for purposes of Section 203 of the DGCL. Accordingly, the restrictions of Section 203 do not apply to the transactions contemplated by the Offer or the Merger Agreement. See Section 15.

 Article Eighth of the Restated Certificate of Incorporation

  Article Eighth of the Restated Certificate of Incorporation of the Company provides that certain "business combinations" (including certain mergers) involving the Company and certain "interested stockholders" require the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the voting stock of the Company, voting together as a single class. The Company has represented in the Merger Agreement that if properly approved, among other things, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and such approval is sufficient to render Article Eighth inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

 The Rights Agreement

  The Company and Harris Trust and Savings Bank (the "Rights Agent") are parties to a Rights Agreement dated as of April 14, 1989 and amended on July 31, 1989, January 4, 1990, and November 5, 1991 (as amended, the "Rights Agreement"). Pursuant to the Rights Agreement, on April 14, 1989 (the "Record Date") the Board of Directors of the Company declared and paid a dividend of one common stock purchase right (a "Right") for each Share outstanding at the close of business on such date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one Share at a purchase price of $111.00 (the "Purchase Price"), subject to any adjustments which have been made prior to the date hereof and to any adjustments which may be made subsequent to the date hereof.

  The following is a summary of the material terms of the Rights Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the Rights Agreement. This summary is further qualified by certain amendments (also described below) to the Rights Agreement effected in connection with the execution of the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger). A copy of the Rights Agreement and the amendments thereto described in the preceding sentence are filed as Exhibits 5 and 8 to the
Schedule 14D-9, respectively, and are incorporated herein by reference.

  Until the earlier to occur of (i) the tenth day after the first date of public announcement by the Company or an Acquiring Person (as hereinafter defined) that an Acquiring Person has become such (a "Shares Acquisition Date") or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any entity holding Shares for or pursuant to the terms of any such plan) of, or the first public announcement of the intention of any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any holding Shares for or pursuant to the terms of any such plan) to commence, a tender offer or exchange offer the consummation of which would result in any person becoming the beneficial owner of shares of Common Stock aggregating, in the case of any person who or which is an Existing 15% Holder (as hereinafter defined), the Increased Percentage (as hereinafter defined) or more, or, in the case of any other person, 15% or more, of the then outstanding shares of Common Stock (the earlier of (i) or (ii) being the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificate outstanding as of the Record Date, by such Common Stock certificate.

  "Acquiring Person" means any person who or which, together with all affiliates and associates of such person, (x) was the beneficial owner as of November 5, 1991 of 15% or more of the shares of Common Stock then outstanding (an "Existing 15% Holder") and thereafter the beneficial owner of a percentage of the shares of Common Stock then outstanding equal to or greater than the percentage of shares of Common Stock beneficially owned by such Existing 15% Holder, together with all affiliates and associates of such Existing 15% Holder, as of November 5, 1991, plus 1% (the "Increased Percentage"), or (y) is not an Existing 15% Holder but is the beneficial owner of 15% or more of the shares of Common Stock then outstanding, but in any case shall not include
(i) the Company, (ii) any subsidiary of the Company and (iii) any employee benefit plan of the Company or any subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares of Common Stock beneficially owned to, in the case of a person who or which is an Existing 15% Holder, a percentage equal to or greater than the Increased Percentage or, in the case of any other Person, 15% or more of the shares of Common Stock then outstanding; provided, however, that if a person, other than those persons referred to in clause (i), (ii) or
(iii) above, shall become the beneficial owner of, in the case of a person who or which is an Existing 15% Holder, a percentage of the shares of Common Stock then outstanding equal to or greater than the Increased Percentage or, in the case of any other Person, 15% or more of the shares of Common Stock then outstanding, by reason of Common Stock purchases by the Company and shall, after such purchases by the Company, become the beneficial owner of any additional shares of Common Stock, then such Person shall be deemed to be an "Acquiring Person."

  The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date, upon transfer or new issuance of shares of Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock, outstanding as of the Record Date, even without such notation, will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. Each share of Common Stock issued after the Distribution Date and prior to the earlier of the redemption or expiration of the Rights pursuant to exercise of any option, warrant, right or conversion privilege contained in any option, warrant, right or convertible security issued by the Company prior to the Distribution Date (other than the Rights) shall also include the right to receive a Right (unless the Board of Directors provides to the contrary at the time of issuance of any such option, warrant, right or convertible security) and Rights Certificates evidencing such Rights shall be issued at the time of issuance of such shares of Common Stock.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on May 1, 1999 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

  The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of the shares of Common Stock of certain rights or warrants to subscribe for or purchase shares of Common Stock at a price, or securities convertible into shares of Common Stock with a conversion price, less than the then current market price of the shares of Common Stock or (iii) upon the distribution to holders of the shares of Common Stock of evidences of indebtedness or assets (excluding a regular quarterly cash dividend at a rate not in excess of 125% of the rate of the last regular quarterly cash dividend theretofore paid or a dividend payable in shares of Common Stock) or of subscription rights or warrants (other than those referred to above).

  No adjustment in the Purchase Price is required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any such adjustments not made on account of the foregoing are carried forward and taken into consideration in any subsequent adjustment. No fractional shares of Common Stock will be issued and in lieu thereof an adjustment in cash will be made based on the market price of the shares of Common Stock on the last trading day prior to the date of exercise.

  The number of outstanding Rights and the number of shares of Common Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

  In the event that, on or after the Shares Acquisition Date, the Company is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold (in one transaction or a series of transactions other than in the ordinary course of business), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of common shares of the acquiring company which at the time of such transaction have a market value equal to two times the Purchase Price. In the event that (i) any person becomes an Acquiring Person (except where such person becomes an Acquiring Person through a purchase of shares of Common Stock pursuant to a cash tender offer for all of the outstanding shares of Common Stock, which purchase causes such person to be the beneficial owner of 80% or more of the shares of Common Stock then outstanding), (ii) the Company is the surviving corporation in a merger with such Acquiring Person or any associate or affiliate thereof and the Common Stock of the Company remains outstanding and not changed into or exchanged for stock or other securities of any other person or the Company or cash or any other property, or (iii) an Acquiring Person engages in certain specified self-dealing transactions, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which thereafter will be void), will thereafter have the right to receive upon exercise thereof that number of shares of Common Stock of the Company having a market value equal to two times the Purchase Price. The foregoing exercise rights are subject to the Company's rights to redeem or exchange the rights, as described below.

  At any time after any person becomes an Acquiring Person, but prior to the acquisition by such person, together with its affiliates and associates, of beneficial ownership of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges) per Right (subject to adjustment).

  At any time prior to the earlier to occur of (i) the close of business on the tenth business day after the Shares Acquisition Date or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem all, but not less than all, of the then outstanding Rights at a price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Record Date (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. After the redemption period has expired, the Company's right of redemption may be reinstated in certain instances if an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  Prior to the Distribution Date, the Company may supplement or amend any provision of the Rights Agreement without the approval of any stockholders. From and after the Distribution Date, the Company may, subject to certain limitations, supplement or amend the Rights Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained therein which may be defective or inconsistent with any other provisions therein, (iii) to shorten or lengthen any time period thereunder, including, without limitation, changing the Final Expiration Date to a date after May 1, 1999 or (iv) to change or supplement the provisions thereof in any manner which the Company may deem necessary or desirable and which shall not adversely affect (as determined by the Company) the interests of the holders of Rights Certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  IN CONNECTION WITH THE EXECUTION OF THE MERGER AGREEMENT AND IN CONTEMPLATION OF THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING, WITHOUT LIMITATION, THE OFFER AND THE MERGER), THE BOARD OF DIRECTORS HAS ADOPTED, APPROVED AND AUTHORIZED ALL ACTIONS NECESSARY SO THAT (I) THE EXECUTION AND DELIVERY OF THE MERGER AGREEMENT, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING, WITHOUT LIMITATION, THE OFFER AND THE MERGER) AND THE OTHER MATTERS PROVIDED FOR THEREIN WILL NOT RESULT IN (A) PARENT OR PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSOCIATES BEING AN ACQUIRING PERSON, (B) THE OCCURRENCE OF A DISTRIBUTION DATE OR (C) THE RIGHTS BECOMING EXERCISABLE AND (II) THE FINAL EXPIRATION DATE WILL OCCUR IMMEDIATELY PRIOR TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER (COLLECTIVELY, THE "RIGHTS CONDITIONS"). PURSUANT TO THE BOARD OF DIRECTORS' ADOPTION, APPROVAL AND AUTHORIZATION OF THE FOREGOING ACTIONS, AND IN SATISFACTION OF THE RIGHTS CONDITIONS, THE COMPANY AND THE RIGHTS AGENT HAVE ENTERED INTO AMENDMENT NO. 4 TO RIGHTS AGREEMENT DATED AS OF DECEMBER 14, 1996 ("AMENDMENT NO. 4"), A COPY OF WHICH IS FILED AS AN EXHIBIT TO THE SCHEDULE 14D-9 AND INCORPORATED HEREIN BY REFERENCE.

OTHER MATTERS

  Appraisal Rights. No appraisal rights are available to Stockholders in connection with the Offer. However, if the Merger is consummated, a Stockholder will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, that Stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any value arising from the Merger) required to be paid in cash to dissenting Stockholders for their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Consideration or the Merger Consideration.

  If a Stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the DGCL, the Shares of that Stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Stockholder may withdraw his demand for appraisal by delivering to Purchaser a written withdrawal of such demand for appraisal and acceptance of the Merger.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

  Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Stockholders be filed with the Commission and disclosed to minority Stockholders prior to consummation of the Merger.

  Confidentiality Agreement. The Company and Parent have entered into a Confidentiality and Standstill Agreement dated August 21, 1996, as amended November 5, 1996 and November 7, 1996 (the "Confidentiality Agreement"). The following is a summary of the material terms of the Confidentiality Agreement. This summary is not a complete description of the terms and conditions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the
Schedule 14D-1.

  Under the Confidentiality Agreement, each of the Company and Parent have agreed (i) to use certain information concerning the business, prospects, financial condition, operations, assets and liabilities of each party furnished by each to the other and all analyses, compilations, data, notes, interpretations and the like prepared by a party based in whole or in part on such information (collectively, "Confidential Information") obtained from the other solely for purposes of evaluating a possible negotiated business combination involving Parent and the Company (a "Transaction"); (ii) not to disclose the Confidential Information to any third party, except for its directors, officers and representatives of certain of its advisors (collectively, its "Representatives"); (iii) to inform its Representatives of the confidential natures of the Confidential Information; (iv) to take all reasonable precautions necessary to prevent the disclosure of the Confidential Information by its Representatives to any third party; and (v) to be responsible for any breach of the Confidentiality Agreement by its Representatives. If either party is required by legal process to disclose any Confidential Information, such party agrees to give the other party prompt notice so that the other party may seek a protective order and/or waive the notifying party's compliance with the Confidentiality Agreement. If a party is compelled to disclose Confidential Information, such party may disclose, after notice to the other party, only that portion of the Confidential Information that such party is advised by counsel is legally required to be disclosed. The term "Confidential Information" does not include certain information that (i) is or becomes generally available to the public other than as a result of a disclosure in violation of the Confidentiality Agreement; (ii) is or becomes available to the receiving party from a source other than the delivered party or its Representatives; or (iii) was within the receiving party's possession prior to being furnished by or on behalf of the delivering party.

  The Confidentiality Agreement provides that none of the Company, Parent or their respective Representatives will disclose to any person the existence, status or terms of any negotiations or agreements between them concerning a possible Transaction or that such party has provided to or received from the other Confidential Information without obtaining the prior written consent of the other party. The Confidentiality Agreement also provides that, unless a Transaction is consummated, each party will not, for a period of two years from the date of the Confidentiality Agreement, solicit employment of (other than by means of a general advertisement) any of the (i) employees of the other party with whom it had contact during the process contemplated by the Confidentiality Agreement or (ii) management level personnel or officers of the other party.

  Each of the Parent and the Company have also agreed in the Confidentiality Agreement that, until the expiration of two years from the date of the Confidentiality Agreement, without the prior written consent of the Board of Directors of the other party, it and its affiliates will not (i) in any manner acquire, agree to acquire or make any proposal or offer or otherwise seek to acquire, directly or indirectly, any securities (or rights in respect thereof), assets or property of the other party or any of its subsidiaries, whether such agreements or proposals or offers are made with or to the other party (or any controlling person or successor thereof) or any of its subsidiaries; (ii) enter into or agree, offer, seek or propose to enter into or otherwise be involved in or part of, directly or indirectly, any merger, acquisition transaction or other business combination involving the other party or any of its subsidiaries or any of their respective assets; (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the other party or any of its subsidaries, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the other party or any of its subsidiaries; (v) otherwise act, alone or in concert with others, to seek or propose to control or influence the management, Board of Directors or policies of the other party; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person (except internal discussions and planning activities involving its Representatives) with respect to any of the foregoing activities or propose any of such activities to any other person (other than its Representatives); (vii) publicly disclose any intention, plan or arrangement inconsistent with the foregoing; and (viii) directly or indirectly advise, encourage, provide assistance (including debt or equity financial assistance) to or hold discussions with or invest in any other person in connection with any of the foregoing. Each party has also agreed that, during such two-year period, neither it nor any of its affiliates will take any initiative with respect to the other party or any of its subsidiaries that could reasonably be expected to require the other party to make a public announcement regarding
(i) such initiative, (ii) any of the activities referred to in this paragraph,
(iii) the possibility of a Transaction or any similar transaction or (iv) the possibility of such party or any other person acquiring control of the other party, whether by means of a business combination or otherwise. However, the provisions of the Confidentiality Agreement described in this paragraph do not apply to a party in the event of a bona fide publicly announced proposal, offer or agreement by a third party not acting in concert with such party (i) to acquire more than 51% of any class of stock (or rights in respect thereof) of the other party or (ii) to acquire the other party, or all or substantially all of its assets, by means of a merger, consolidation, asset purchase or other similar transaction. Additionally, the chief executive officer of a party may contact the chief executive officer of the other party for the purpose of expressing continuing or renewed interest in a Transaction, provided that, unless invited to do so by the chief executive officer of the other party, no offer or proposal shall be made that would require public disclosure or formal consideration by such other party or its Board of Directors.

  Notwithstanding anything to the contrary contained in the Merger Agreement or in the Confidentiality Agreement, the taking by any party of any action contemplated by the provisions in the Merger Agreement to be taken by such party will not constitute a breach of any provision of the Confidentiality Agreement.

13.  DIVIDENDS AND DISTRIBUTIONS

  If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares, or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Consideration and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after the date of the Merger Agreement, the Company declares or pays any cash dividend on the Shares, makes other distributions on the Shares or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to Stockholders of record prior to the transfer of the Shares purchased pursuant to the Offer or their nominees or any transferee on the Company's stock transfer records, then, subject to Section 14 below, (i) the Offer Consideration may, in the sole discretion of Purchaser, be reduced by the amount of any cash dividend or cash distribution and (ii) the whole of any non-cash dividend, distribution or issuance to be received by the tendering Stockholders will (A) be received and held by the tendering Stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering Stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (B) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of exercise promptly will be remitted to Purchaser. Pending the remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Consideration or deduct from the Offer Consideration the amount or value of the non-cash dividend, distribution, issuance or proceeds, as determined by Purchaser in its sole discretion.

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs and nothing in this Offer to Purchase shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination of the Merger Agreement.

14. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restrictions referred to above, payment for any Shares tendered, and, subject to the terms of the Merger Agreement, may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for pursuant to the Offer) (i) unless the following conditions have been satisfied: (A) there have been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which constitutes 50.1% of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully diluted basis" having the following meaning, as of any date: the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise); and (B) any applicable waiting periods under the HSR Act shall have expired or been terminated prior to the expiration of the Offer; and/or (ii) if at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares, any of the following events shall occur and are continuing:

    (A) any United States or foreign governmental entity or authority or any United States or foreign court of competent jurisdiction in the United States or any foreign country shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (1) materially restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, including the Offer or the Merger,
  (2) prohibits or limits materially the ownership or operation by Parent or any of its subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or compels the Company, Parent, or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or (3) imposes material limitations on the ability of Parent, Purchaser or any other subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's Stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby; provided that Parent and Purchaser shall have used their respective reasonable efforts to cause any such order, decree, judgment or injunction to be vacated or lifted;

    (B) there shall be instituted or pending any action or proceeding before any United States or foreign court or governmental entity or authority by any United States or foreign governmental entity or authority seeking any order, decree or injunction having any effect set forth in (A) above;

    (C) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to the materiality limitations contained therein) shall not be true and correct as of the Expiration Date as though made on and as of such date (except for representations and warranties made as of a specified date, which shall not be true and correct as of the specified date), except for any breach or breaches which, in the aggregate, would not have a Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company; provided that any suits, actions or proceedings initiated or threatened against the Company or any of its officers or directors by any Stockholder of the Company (or any group thereof) on or after the date of the Merger Agreement or the transactions contemplated by the Merger Agreement ("Stockholder Suits") shall not be given effect in determining whether or not the condition set forth in this subparagraph (C) has been satisfied;

    (D) the Company shall not have performed or complied in all material respects with its obligations under the Merger Agreement to be performed or complied with by it and such failure continues until the later of (1) fifteen days after actual receipt by it of written notice from Purchaser setting forth in detail the nature of such failure or (2) the Expiration Date;

    (E) there shall have occurred any material adverse change, or any development that is reasonably likely to result in a material adverse change, in the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole; provided that neither (i) the US Brass Bankruptcy Events (as defined in the Merger Agreement) nor (ii) any Stockholder Suits shall be given effect in determining whether or not the condition set forth in this subparagraph (E) has been satisfied;

    (F) the Merger Agreement shall have been terminated in accordance with its terms;

    (G) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its recommendation of the Offer, the Merger Agreement or the Merger;

    (H) there has occurred the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States; or

    (I) it shall have been publicly disclosed or Purchaser shall have otherwise learned that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange
  Act) of more than 50% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 50% of any class or series of capital stock of the Company (including the Shares).

  The foregoing conditions (other than the Minimum Share Condition) are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates other than a material breach by Parent or Purchaser of the Merger Agreement) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below, under "State Takeover Laws." While, except as otherwise expressly described in this
Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that the laws were applicable only under certain conditions.

  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval of either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it properly approved, among other things, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and such approval is sufficient to render Section 203 of the DGCL inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

  Based on information supplied by the Company and the Company's representations in the Merger Agreement, Purchaser does not believe that any other state takeover statutes apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. Such filing was made on December 18, 1996 and such waiting period will expire at 11:59 p.m. on January 2, 1997. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser concerning the Offer, the waiting period will be extended and would expire 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while the negotiations continue. For information regarding the obligations of the Company, Parent and Purchaser in this regard, see "The Merger Agreement--Other Agreements" in Section 12.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16. FEES AND EXPENSES

  DMG is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company. DMG will not receive separate compensation for its service as Dealer Manager. However, Parent has agreed to pay DMG a "retainer fee" of $250,000 in connection with the retention of DMG as financial advisor to Parent. Further, Parent has agreed to pay DMG a "success fee" of $2.5 million (less the retainer fee) payable upon consummation of the Merger. Parent's fee arrangement with DMG also includes a termination fee arrangement whereby DMG would receive $700,000 in the event that the Merger Agreement is terminated in circumstances where Parent receives the termination fee contemplated by the Merger Agreement.

  In addition, Parent has agreed to reimburse DMG for all out-of-pocket expenses incurred by DMG and to indemnify DMG and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws. In the ordinary course of its business, DMG and its affiliates may actively trade in the Shares for its or their own accounts and for the account of its or their customers, and, accordingly, may at any time hold a long or short position in the Shares.

  Purchaser has retained Morrow & Co., Inc. to act as the Information Agent, and Harris Trust Company of New York to act as the Depositary, in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

  Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17. MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) Stockholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Stockholders in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

  Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. The Schedule and any amendments to the Schedule, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                          ZURN ACQUISITION CO., INC.

DECEMBER 20, 1996

                                                                     SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

A. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

  The directors of Purchaser are Robert R. Womack and John R. Mellett. The executive officers of Purchaser are Robert R. Womack, President, Dennis Haines, Secretary, and John R. Mellett, Treasurer. Each of the directors and executive officers of Purchaser is also a director and/or executive officer of Parent. Information concerning the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser is set forth in the table of the directors and executive officers of Parent. The business address of each such person is c/o Zurn Industries, Inc., One Zurn Place, Erie, Pennsylvania 16505. All directors and officers of Purchaser are citizens of the United States.

B. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

  The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent and Purchaser. Unless otherwise indicated below, (i) each individual has held his or her positions for more than the past five years and (ii) the business address of each person is c/o Zurn Industries, Inc., One Zurn Place, Erie, Pennsylvania 16505. Except as otherwise stated below, all directors and officers listed below are citizens of the United States. Directors are identified with a single asterisk.

                                             PRESENT PRINCIPAL OCCUPATION OR           PERIOD
        NAME           AGE AT 12/1/96  EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY     SERVED
        ----           --------------  -------------------------------------------     ------
Robert R. Womack*            59       Chairman and Chief Executive Officer           Since 1995
                                      Director and Chief Executive Officer           Since 1994
                                      Independent Consultant                          1993-1994
                                      Vice Chairman and Chief Executive Officer       1990-1993
                                      (1992-1993) and President and Chief Operating
                                      Officer (1990-1992)--IMO Industries, Inc.,
                                      Lawrenceville, NJ (controls, pumps, and
                                      engineered power products)
Donald L. Butynski           52       Group Vice President                           Since 1995
                                      President--National Energy Production           1986-1995
                                      Corporation,
                                      Redmond, WA (a subsidiary of Parent)
Frank E. Sheeder, Jr.        53       Group Vice President                           Since 1995
                                      President and Chief Executive Officer--         1994-1995
                                      Furmanite, Inc.,
                                      Richardson, TX (engineering and maintenance
                                      services), a subsidiary of Kaneb Services,
                                      Inc.
                                      Independent Consultant                          1992-1994
                                      Senior Vice President--Rhone Poulenc Inc.,      1990-1992
                                      Cranbury, NJ (specialty chemicals business)
John R. Mellett              47       Senior Vice President and Chief Financial      Since 1995
                                      Officer
                                      Senior Vice President and Chief Financial       1992-1995
                                      Officer and Vice President-Finance (1992-
                                      1994)--LeFebure Corporation, Cedar Rapids, IA
                                      (supplier of capital equipment and services
                                      to financial institutions), a subsidiary of
                                      De La Rue, PLC
                                      Independent Consultant                          1991-1992
James A. Zurn                54       Senior Vice President                          Since 1981

                                           PRESENT PRINCIPAL OCCUPATION OR            PERIOD
       NAME          AGE AT 12/1/96  EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY      SERVED
       ----          --------------  -------------------------------------------      ------
William J. Durbin          51       Vice President--Human Resources                  Since 1996
                                    Vice President--Human Resources, Amcast           1984-1996
                                    Industrial Corporation, Dayton, OH
                                    (manufacturer of automotive and flow-control
                                    products)
John E. Rutzler III        55       Vice President-Controller                        Since 1989
Dennis Haines              43       General Counsel and Secretary                    Since 1993
                                    Associate General Counsel                         1989-1993
Zoe Baird*                 44       Director                                         Since 1993
                                    Visiting Scholar, Yale Law School, New Haven,    Commencing
                                    CT                                             Jan. 1, 1997
                                    Senior Vice President and General Counsel,        1990-1996
                                    Aetna Life and Casualty Company, Hartford, CT
                                    (multiline insurance company)
                                    Director of Southern New England
                                    Telecommunications Corporation and The
                                    Southern New England Telephone Company
Michael K. Brown*          59       Director                                         Since 1995
(Citizen of United                  Director and Senior Advisor, Brown Brothers      Since 1993
Kingdom)                            Harriman (HK) Ltd., Hong Kong (a merchant
                                    banking organization)
                                    General Manager, Emirates Bank International      1989-1993
                                    Ltd., Hong Kong (financial institution)
                                    Director of, among others, Export Credit
                                    Insurance Corporation of Singapore, Hong Kong
                                    Government Industry Development Board, and
                                    Hong Kong Government Textiles Advisory Board
William E. Butler*         65       Director                                         Since 1992
                                    Director, Chairman and Chief Executive            1991-1996
                                    Officer, Eaton Corporation, Cleveland, OH
                                    (manufacturer of vehicle powertrain
                                    components and controls)
                                    Director of Bearings, Inc., Ferro
                                    Corporation,
                                    The Goodyear Tire & Rubber Company, and
                                    Pitney-Bowes, Inc.
Edward J. Campbell*        68       Director                                         Since 1986
                                    President, JI Case Co., Racine, WI (farm          1992-1994
                                    and construction machinery and equipment)
                                    President, Newport News Shipbuilding, Newport     1979-1992
                                    News, VA (shipbuilding and repairing)
                                    Director of Global Marine, Inc. and Titan
                                    Wheel International
Robert D. Neary*           63       Director                                         Since 1995
                                    Trustee Chairman and President, Armada Funds,    Since 1996
                                    Wilmington, DE (group of mutual funds)
                                    Co-Chairman, Ernst & Young LLP, Cleveland, OH     1984-1993
                                    (international accounting and consulting
                                    firm)
                                    Director, Cold Metal Products, Inc. (strip       Since 1994
                                    steel producer and service center processor)

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                              THE DEPOSITARY IS:

                       HARRIS TRUST COMPANY OF NEW YORK

       BY MAIL:                   BY HAND:             BY OVERNIGHT COURIER
  Wall Street Station          Receive Window       77 Water Street, 4th Floor
     P.O. Box 1010       77 Water Street, 4th Floor     New York, NY 10005
New York, NY 10268-1010      New York, NY 10005

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                              MORROW & CO., INC.
                         909 Third Avenue, 20th Floor
                              New York, NY 10022
                        Call Toll Free: (800) 566-9061

            BANKS AND BROKERAGE FIRMS, PLEASE CALL: (800) 662-5200

                     THE DEALER MANAGER FOR THE OFFER IS:

                         Deutsche Morgan Grenfell Inc.
                              31 West 52nd Street
                              New York, NY 10019

                 BROKERS AND BANKS, PLEASE CALL (800) 334-1898